As filed with the Securities and Exchange Commission on June 29, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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ROYCE MICRO-CAP TRUST, INC.
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Second Leading Independent Proxy Advisory Firm Glass Lewis Recommends “FOR” New

Investment Advisory Agreement with Royce Investment Partners

Glass Lewis Joins ISS in Recommending Royce Micro-Cap Trust Stockholders Vote to Approve New Investment Advisory Agreement

NEW YORK – June 29, 2020 – Royce Micro-Cap Trust, Inc. (NYSE: RMT) (the “Fund”) today announced that Glass Lewis & Co. (“Glass Lewis”) recommends that stockholders vote “FOR” in order to approve the new investment advisory agreement with Royce Investment Partners (“Royce”), the Fund’s investment manager1.

Glass Lewis is the second leading independent proxy advisory firm to recommend that stockholders vote “FOR” the agreement on the WHITE proxy card. As previously announced on June 24, 2020, Institutional Shareholder Services (“ISS”) has also recommended that the Fund’s stockholders vote “FOR” the agreement.

In its June 26, 2020 report, Glass Lewis stated2:

“Shareholders should note that the terms of the new investment advisory agreement are substantially identical to the terms of the current agreement, and that there will be no change to the existing management fee structure of the Fund as a direct result of this proposal. Further, the merger transaction between Legg Mason and Franklin Templeton is not expected to result in any change to the portfolio managers of the Fund, as Franklin Templeton has committed to preserve the investment autonomy of Legg Mason’s investment affiliates, including Royce.”

“We are pleased that Glass Lewis and ISS recognize that approval of the new investment advisory agreement with Royce is in the best interest of all stockholders,” said Christopher D. Clark, President of Royce Micro-Cap Trust, Inc. “Voting ‘FOR’ the new investment advisory agreement ensures the Fund continues to operate and execute the strategy that has delivered superior relative returns and an impressive performance record for stockholders.”

We strongly urge stockholders to follow the Glass Lewis and ISS recommendations, as well as the unanimous recommendation by the Board of Directors of Royce Micro-Cap Trust, Inc. by voting on the WHITE proxy card “FOR” the approval of the new investment advisory agreement with Royce.

The Special Meeting of Stockholders to consider the new investment advisory agreement is scheduled to be held on July 14, 2020. All stockholders of record as of the close of business on May 1, 2020 are entitled to vote their shares.

Each vote is important, regardless of the number of shares owned. Not voting has the same effect as voting against the new agreement. If stockholders do not approve the new investment advisory agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in serious negative implications for long-term stockholders such as a meaningful loss of stockholder value during a period of continued significant market volatility as well as negative tax consequences.

Stockholders can vote by internet, telephone or by signing, dating and mailing the WHITE proxy card provided in the Fund’s proxy materials.

1 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners.

2 Permission to use quotations neither sought nor obtained.

Stockholders who have questions about how to vote or need additional assistance may contact:

Innisfree M&A Incorporated

Stockholders Call Toll Free: (877) 825-8793

Banks and Brokers Call: (212) 750-5833

About Royce Micro-Cap Trust, Inc.

Royce Micro-Cap Trust, Inc. is a closed-end diversified management investment company whose shares of Common Stock are listed and traded on the New York Stock Exchange. The Fund's investment goal is long-term capital growth, which it seeks by investing primarily in equity securities of micro-cap companies.

For further information on The Royce Funds℠, please visit our web site at: www.royceinvest.com.

Forward Looking Statement

This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement.

Media Contact

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Lucas Pers

212-355-4449